Exhibit 99.1

POLITICAL ACTIVITY POLICY

Purpose

The purpose of this Political Activity Policy is to outline SLM Corporation’s corporate mission through direct or indirect involvement in the political election process, including through political action committees and tax-exempt organizations, while complying with applicable laws, regulations, and ethics rules.

Applicability

This Political Activity Policy is applicable to SLM Corporation and its subsidiaries (collectively, “Sallie Mae”) and all of their officers, directors, and employees of, wherever located.

Policy

1.	Sallie Mae and its officers, directors and employees may advocate for or against federal, state, or local laws and support the election of federal or local candidates in promotion of Sallie Mae’s corporate mission of helping Americans save, plan and responsibly pay for college through the use of private education loans and in protection of shareholder value. At all times, Sallie Mae shall comply with applicable U.S. regulations, and ethics rules.

2.	Sallie Mae’s employees may participate in political activities during non-work hours or make personal political contributions of their own choosing; provided that such activities only occur in an individual and private capacity and not on behalf of Sallie Mae. No employee will be reimbursed in any way for time or funds used for personal political contributions or activities. Employees may not represent Sallie Mae on policy issues except when it is part of their jobs to do so. Therefore, it is important during the course of personal participation in the political process that employees in no way implicitly or explicitly suggest their personal positions are necessarily those held by Sallie Mae. Thus, employees cannot allow their affiliation with Sallie Mae as an employee to be used in favor of or against any candidate, issue or cause.

3.	While U.S. federal law prohibits corporations from making contributions or expenditures in connection with federal elections, corporations may establish a political action committee (“PAC”) and may expend corporate funds to support the establishment, administration, and fundraising of its PAC.

4.	Sallie Mae may sponsor a PAC to support the election of federal candidates that support strategies and programs within the scope of this policy. Sallie Mae may make payments to support the establishment, administration, and fundraising of any Sallie Mae-sponsored federal PAC, as permitted by law.

5.

Sallie Mae may contribute to state-PACs to support the election of state candidates that support strategies and programs within the scope of this policy. These contributions are closely overseen by Sallie Mae’s SVP of Government Relations, along with Sallie Mae’s General Counsel. In determining whether or not to approve a request to make a state-PAC contribution, Sallie Mae’s SVP of Government Relations and General Counsel may examine many factors, including, but not limited to, the merits of the candidate, election or ballot initiative, the value of the contribution to the election or ballot initiative, the quality and effectiveness of the organization to which the contribution will be made and the appropriateness of Sallie Mae’s level of involvement in the election or ballot initiative. Personal political preferences of Sallie Mae executives, directors and employees play no part whatsoever in these decisions. Additionally, contributing money, gifts, products or services to government officials in exchange for official action is strictly prohibited.

POLITICAL ACTIVITY POLICY

6.	Any Sallie Mae-sponsored PAC will comply with all applicable federal and state campaign finance contribution and expenditure limits. Sallie Mae-sponsored PACs may solicit Sallie Mae employees, as permitted, to make voluntary contributions to its PACs. Sallie Mae will not require, coerce or pressure employees to make contributions to Sallie Mae-sponsored PACs, to support or oppose any political candidates, elections or ballot initiatives nor will Sallie Mae reimburse employees for any contributions to Sallie Mae-sponsored PACs. Sallie Mae employees engaging in political activities must also adhere to the applicable provisions of Sallie Mae’s Contact with Government Officials Policy.

7.	Sallie Mae-sponsored PACs will comply with all applicable federal and/or state campaign finance reporting and disclosure requirements. These reports and disclosures are publicly available through the Federal Election Commission or relevant state authority websites.

8.	Sallie Mae may make contributions to tax-exempt trade associations (e.g., 501(c)(6)s) or to tax-exempt social welfare organizations (e.g., 501(c)(4)s) to support strategies and programs within the scope of this policy. The recipient of such funds may use the funds for political purposes. Personal political preferences of Sallie Mae executives, directors and employees shall play no part whatsoever in these decisions.

9.	Sallie Mae will not make independent political expenditures in direct support or opposition to a candidate’s campaign, nor will Sallie Mae make contributions to groups which engage solely in such activity (e.g., “Super PACs”).

10.	Sallie Mae will not make contributions or expenditures to influence the outcome of ballot measures.

11.	Sallie Mae will participate in the policy-making process as allowed by law and as guided by the scope of this policy. Sallie Mae employees whose job it is to advocate for such policies will abide by all applicable laws pertaining to such activity. Disclosures under the Lobbying Disclosure Act will be publically available through the Office of the Clerk in the U.S. House of Representatives and the Office of the Secretary of the Senate.

12.	The Government Relations function shall report the Nomination, Governance and Compensation Committee of the SLM Corporation Board. The SVP for Government Relations or his designee shall provide periodic informational reporting regarding Sallie Mae political activity to the Nomination, Governance and Compensation Committee of the SLM Corporation Board on at least a semi-annually basis.

Exceptions

Political activity outside of the scope of this Policy, must be pre-approved by SLM Corporation’s Board of Directors.

POLITICAL ACTIVITY POLICY

Key Roles & Responsibilities

Role	Responsibility

SVP of Government Relations	SVP of Government Relations shall be responsible for informing SLM Corporation’s Nomination, Governance and Compensation Committee of the PAC activity on at-least a semiannual basis.

Nomination, Governance and Compensation Committee of the SLM Corporation Board of Directors	SLM Corporation’s Nomination, Governance and Compensation Committee shall be responsible for approval and oversight of this Policy.

SLM Corporation Board of Directors	Shall be responsible for approving political activity outside of this Policy.